Exhibit 10.1

ASSET PURCHASE AGREEMENT

CARROLS LLC
(Purchaser)

And

HEARTLAND ILLINOIS FOOD CORP.
(Seller)

Dated as of August 22, 2014

TABLE OF EXHIBITS

Exhibit A	Restaurants

Exhibit B	Form of Consent, Assignment and Assumption of Real Property Lease

Exhibit C	Form of Lessor Estoppel Certificate

Exhibit D	Form of Memorandum of Lease

Exhibit E	Form of Consent to Assignment of Real Property Lease and Non-Disturbance Agreement

Exhibit F	Form of Bill of Sale

TABLE OF SCHEDULES

1.1(e)	Assumed Contracts

1.2(c)	Store Bank Funds

1.2(e)	Allocation Schedule for Purchase Price

1.3(a)(ii)	Real Property Expiration Dates, Monetary Terms and Renewal Terms

1.3(a)(iiI)	Real Property Descriptions

1.3(e)	Parking and Easement Agreements

2.5	Required Consents

2.6(b)	Events or items not reflected in Financial Statements

2.7(a)	Purchased Assets which do not conform to Burger King Standards

2.9(a)	Liens on Real Properties

2.9(b)	Certificate of Occupancy, Ongoing Repairs

2.11(b)	Compliance with Employment Laws

2.11(c)	Sellers' Employees and Wages

2.11(d)	Pending Employment Charges

2.13(a)	Litigation

2.13(c)	Required Licenses

2.14	Environmental Matters

2.21(a)	Planned/Proposed Burger King Restaurants

2.21(b)	Planned/Proposed Competitor Restaurants

PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") made as of August 22, 2014 (the “Effective Date”) by and among CARROLS LLC, a Delaware limited liability company, with its principal office at 968 James Street, Syracuse, New York 13203 ("Purchaser"); HEARTLAND ILLINOIS FOOD CORP., a Delaware corporation having its principal office at 1400 Opus Place, Suite 900, Downers Grove, Illinois 60515 ("Seller").

RECITALS

A.     Seller operates the Burger King restaurants identified and set forth on Exhibit “A” attached to and made a part of this Agreement (each restaurant is hereinafter sometimes referred to individually as a "Restaurant" and collectively as the "Restaurants").

B.    Seller is the owner or lessee of certain personal property used or held for use in or in connection with the conduct of business at the Restaurants and Seller is the lessee of certain buildings and land upon and in which the Restaurants are located, all as listed on Exhibit “A” (individually, the "Real Property" and collectively, the "Real Properties").

C.    Seller proposes to sell, and Purchaser proposes to purchase, the Purchased Assets (as hereinafter defined) of Seller.

D.    Seller occupies the Real Properties pursuant to lease agreements with an unaffiliated landlord and proposes to assign to Purchaser, and Purchaser proposes to accept such assignment of such Seller's leasehold interest with respect to the Real Property on which each Restaurant is located.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

SECTION 1.1    Assets To Be Conveyed. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties hereinafter set forth, Seller agrees to sell, assign, transfer, convey and deliver to Purchaser at Closing (as hereinafter defined), and Purchaser agrees to purchase and accept the assignment, transfer, conveyance and delivery from Seller at Closing of, all of the following assets used or located in or held for use in connection with the Restaurants operated by Seller (collectively, the "Purchased Assets") free and clear of all mortgages, liens, security interests, encumbrances, restrictions on transfer, rights of first refusal, pre-emptive rights, equities, claims, pledges, priorities, hypothecation, charges, liabilities and other obligations of whatever kind and character (collectively referred to herein as "Liens"), except for such Liens as are specifically permitted as provided herein:

(a)     Restaurant Equipment. All of the machinery, equipment (including without limitation all POS equipment), furnishings, trade fixtures, cleaning and other supplies, uniforms, spare equipment parts and all other personal property (other than Inventory, as hereinafter defined) owned by Seller and used or held for use in, or in connection with, the operation of the Restaurants according to the current standards required of franchisees by Burger King Corporation (“BKC” or “Burger King”) (collectively, "Restaurant Equipment");

(b)     Leasehold Improvements. All fixtures and other leasehold improvements owned by Seller at the Restaurants ("Leasehold Improvements");

(c)     Franchise Agreements. The Burger King Franchise Agreement for each of the Restaurants (the "Franchise Agreements");

(d)     Inventories. All of the saleable food and related paper products, saleable premiums and saleable promotional materials located at the Restaurants and owned by Seller or otherwise used or held for use in or in connection with the business being conducted at the Restaurants including, but not limited to, all saleable food and beverage inventory, new and unused uniforms, cleaning supplies, saleable paper goods and saleable promotional inventory (collectively, "Inventory") (priced as set forth in Section 1.2(b) of this Agreement);

(e)    Assumed Contracts. Those contracts, agreement, leases, licenses set forth on Schedule 1.1(e) annexed to this Agreement and made a part of this Agreement (collectively the “Assumed Contracts”) which are to be assigned to and assumed by Purchaser which shall include, but not be limited to any and all Coke Freestyle Agreements and those between Seller and The Brink’s Company provided that Purchaser may amend Schedule 1.1(e) to add contracts, agreement, leases, licenses by giving written notice to Seller prior to the Closing Date;

(g)    Permits. All permits issued to Seller by any federal, state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) (collectively “Governmental Authorities”) or other third party, if and only to the extent assignable to by Seller to Purchaser.

(h)    Good Will; Phone Numbers; Warranties. All goodwill as a going concern and all other right, title and interest of Seller in and to the general intangibles incident to its business at the Restaurants; all telephone numbers and fax numbers utilized by the Restaurants to the extent assignable by Seller to Purchaser; and all of Seller's right, title, and interest, if any, to and under any assignable guaranties, warranties and agreements from all contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship, or quality of materials supplied in connection with the construction, manufacture, development, installation, repair or maintenance of any part of the subject Restaurants (collectively, the "Warranties")

(i)     Excluded Assets and Excluded Liabilities. Other than the Purchased Assets, the Seller is not selling, conveying, transferring, assigning or delivering to Purchaser, and Purchaser is not purchasing or assuming, any of Seller’s right, title and interest in and to any tangible or intangible property of Seller (whether or not used in or in connection with the operation of the Restaurants) or any other restaurant assets owned by Seller or any of its affiliates. Other than those liabilities contained in the Assumed Contracts, Purchaser shall not assume or otherwise become liable for any liability, obligation or commitment of any nature whatsoever of Seller, whether known or unknown, (collectively “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, Purchaser is not assuming and shall not indemnify Seller, or any of its Affiliates against any liability, obligation, duty or responsibility of Seller, or any of its Affiliates:

(i)     arising from, or out of, the ownership or operations or use of, or incurred in connection with, or incurred as a result of any claim made against Seller, or any of its Affiliates in connection with, any Restaurant, Asset, Real Property, Real Property or Assumed Contract (as hereinafter defined) on or prior to, or relating to any time period prior to 11:59 p.m. on the day of the Closing Date;

(ii)     resulting from any Federal, state or local income taxes, transfer taxes, sales taxes or any other kind of tax of whatever kind including, without limitation, any such tax that may arise from or by reason of the transactions contemplated by this Agreement unless otherwise expressly provided for herein;

(iii)     with respect to any wages, vacation, severance or sick pay or any rights under any stock option, bonus or other incentive arrangement that have accrued prior to the Closing Date;

(iv)     with respect to any employment, consulting or similar arrangement to which Seller is a party or for which Seller is responsible;

(v)     with respect to any Plan (as hereinafter defined) whether arising before, on or after the Closing Date; or

(vi)     under any Laws (as defined in Section 2.13(b)) relating to public health and safety and pollution or protection of the environment, including, without limitation, those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes or any materials defined or categorized by any of the above as "Hazardous Materials", "Hazardous Substances", or similar or related designations (collectively referred to herein as "Environmental Laws").

SECTION 1.2    Purchase Price for Assets and Inventory.

(a)     The Purchase Price for the Purchased Assets, exclusive of the Inventory, shall be the aggregate sum of Three Million Seven Hundred and One Thousand and 00/100 (3,701,000.00). The Purchase Price shall be payable at the Closing to Seller by Federal funds bank wire transfer to an account designated by Seller. The Purchase Price to be paid for the Inventory shall be paid in the manner set forth in Section 1.2(b) below by Federal funds bank wire transfer to an account designated by Seller.

(b)     For the Inventory, at Closing Purchaser shall pay to Seller the sum of One Hundred Eighty-Seven Thousand Two Hundred and 00/100 Dollars ($187,200.00) (the "Estimated Inventory Price"), which is calculated based on the product of (i) Eleven Thousand Seven Hundred and 00/100 Dollars ($11,700.00) and (ii) the number of Restaurants being sold pursuant to this Agreement. The final cost for the Inventory shall be determined as of the night of the Closing. Seller and Purchaser shall each have the right to have at least one of its representatives present at the taking of such inventories. At least five (5) days prior to the Closing Date Seller shall provide Purchaser with a copy of the form of inventory sheet to be used which shall be subject to Purchaser’s approval in its reasonable discretion. The inventory shall be based upon Seller’s actual costs and shall be conducted in the following manner: (i) food, paper, premiums and cleaning supplies will be entered into the “Menu Link” back office system and Seller shall provide Buyer with an electronic file, no later than noon on the day following Closing, setting forth the detailed inventory counts and valuations and (ii) new and unused uniforms will be entered into an Excel spreadsheet and similarly provided to Buyer within the timeframe set forth above. No later than five (5) business days following the Closing, Buyer will provide Seller with written objections to the Inventory count made by Seller. The parties will work in good faith to resolve any inaccuracies, inconsistencies or otherwise obvious errors within a period of not later than two (2) business days subsequent of the submission of any written objections by Buyer to Seller. Within a period not later than ten (10) business days after final agreement as to the amount and value of the Inventory (the “Reconciled Inventory Price”), Seller shall pay to Buyer the amount by which the Estimated Inventory Price exceeds the Reconciled Inventory Price or Buyer shall pay to Seller the amount by which the Reconciled Inventory Price exceeds the Estimated Inventory Price.

(c)    At Closing, Purchaser shall pay to Seller the total of Twenty-Four Thousand and 00/100 Dollars ($24,000.00) as reimbursement for cash that is to remain at each of the Restaurants for Purchaser’s use the next business day after Closing (the “Store Bank Funds”). Seller shall arrange for cash in the amounts set forth on Schedule 1.2(c) annexed to and made a part of this Agreement to remain at each of the Restaurants for Purchaser’s use the day of Closing. Purchaser’s representative conducting the Closing Inventory shall confirm the amount of the Store Bank Funds on hand at each of the Stores, and give Seller’s representative a written receipt for them. Seller then shall be entitled to remove from the Stores all cash on hand in excess of the Store Bank Funds, which excess funds shall be considered as Seller’s property; and Purchaser shall have no right, title, or interest in or to such excess funds.

(d)     Intentionally deleted.

(e)     The Purchase Price (including Assumed Liabilities only to the extent they are liabilities for Federal income tax purposes) will be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the regulations thereunder. Purchaser and Seller shall set the allocation of the Purchase Price among the Purchased Assets at or before Closing in form as set forth on Schedule 1.2(e) annexed hereto and made a part hereof (the "Allocation Schedule"). Purchaser and Seller each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule; and in that event, Purchaser and Seller each agree to provide the other promptly with any other information reasonably required to complete Form 8594. The parties hereto intend that the transaction contemplated hereby be treated for tax purposes as taxable under Section 1001 of the Code.

SECTION 1.3    Real Properties: Lease Assignments; Easements and Parking Agreements. Subject to the terms, provisions and conditions contained in this Agreement and on the basis of the representations and warranties hereinafter set forth, at the Closing, Seller shall assign to Purchaser all of its leasehold interest in the Real Properties and shall assign, sublease or otherwise transfer to Purchaser all of its right, title and interest in and to all parking and other access agreements or arrangements relating to the Real Properties, as follows:

(a)	Assignment.

(i)     At Closing, Seller shall assign to Purchaser all of Seller's right, title and interest as tenant under the applicable Real Property pursuant to the form of Consent, Assignment and Assumption of Lease (the "Lease Assignment") annexed hereto as Exhibit “B” and made a part hereof. The Lease Assignment shall be executed and delivered at Closing by Seller and Purchaser.

(ii)     The expiration dates, monetary terms and renewal terms for each of the Real Properties are as set forth in Schedule 1.3(a)(ii).

(iii)     The legal descriptions for the Real Properties are as set forth in Schedule 1.3(a)(iii).

(b)     Lessor Estoppel. At Closing, Seller shall deliver to Purchaser a duly executed Lessor Estoppel in the form annexed hereto as Exhibit “C” and made a part hereof.

(c)    Memorandum of Lease. At Closing, the Lessor under each assigned lease shall execute, acknowledge and deliver a Memorandum of Lease (each, a “Memorandum of Lease” and collectively “Memorandum of Leases”) for each Lease, in the form annexed hereto as Exhibit “D”, which shall set forth the material terms of the lease in question and which Memoranda of Leases shall be recorded with the local register of deeds of the respective counties where the Real Properties are located. The recording fees for recording the Memorandum of Leases shall be paid by Purchaser.

(d)     Mortgagee Consent and Non-Disturbance Agreement. At Closing, for each Real Property on which there is an outstanding mortgage, Seller shall deliver to Purchaser a duly executed Consent to Lease Assignment and Non-Disturbance Agreement in the form annexed hereto as Exhibit “E” and made a part hereof (“Mortgagee Consents to Assignment and Non-Disturbance”).

(e)     Parking, Easements and Related Agreements. Schedule 1.3(e) annexed hereto and made a party hereof sets forth all written or oral parking leases, easements, agreements, grants, licenses, options and any other agreement (collectively referred to herein as "Easements") pursuant to which Seller is granted, for use in connection with the Restaurants, drive-thrus, parking privileges or rights, current or prospective, and/or rights of access of any kind or nature in and to the applicable Real Property. At Closing Seller shall deliver to Purchaser such documentation in form and substance reasonably satisfactory to Purchaser and its counsel which effectively assigns or transfers Seller's rights under both recorded and unrecorded Easements to Purchaser (hereinafter individually referred to as an "Easement Assignment", and, collectively, as the "Easement Assignments").

SECTION 1.5    Closing; Deliveries.

(a)     Date. The closing of the transactions contemplated hereby (the "Closing") shall take place on the first Tuesday following satisfaction or waiver of the conditions set forth in Articles IV and V of this Agreement or at such other date or time as may be mutually agreed to by the parties (the “Closing Date”), and shall be effective as of 11:59 P. M. on the day of the Closing Date. The Closing shall be effectuated through escrow by the mutual exchange of documents by overnight mail and facsimile or PDF, or in such other manner as the parties may otherwise agree.

(b)     Delivery of Documents. At the Closing, Seller' and Purchaser shall deliver to each other the respective documents and other items set forth in Article V.

SECTION 1.6    Adjustments.

(a)     All customary pro-rations with respect to (i) the Real Properties; (ii) obligations under the Assumed Contracts; (iii) utility charges and (iv) real property and personal property taxes, shall be adjusted between the parties as of 11:59 P.M. on the day of the Closing Date. Payment, if any, owed by

Purchaser to Seller or by Seller to Purchaser by reason of such adjustments shall be made at the Closing (by adjustment of the Purchase Price, if practicable) or as soon as reasonably practicable thereafter.

(b)     Seller shall pay all sales taxes, and transfer taxes, if any, including, without limitation, any transfer taxes relating to the conveyance of the Real Properties, applicable to its transaction at the Closing. Seller shall be responsible for all franchise assignment fees owed to Burger King in connection with the assignment of the Franchise Agreements to Purchaser.

(c)     All rent and percentage rent and other sums payable under the leases for the Real Properties shall be pro-rated as of the Closing Date for the month in which Closing occurs.

(d)     All rebates, amounts and funds on account of, accrued by or due under the Soft Drink Agreements and the RSI Dividends shall be pro-rated as of the Closing Date.

(e)     Advance payments made by Seller for medical coverage continuing for employees of the Restaurants shall be pro-rated for the month in which Closing occurs.

(f)    To the extent the amount of any adjustments pursuant to this Section 1.6 cannot be known as of Closing, such amount shall be calculated as soon as practicable after the information is available to allow calculation, and the party owing such credit hereunder shall promptly pay such credit amount to the other party as set forth in this Section 1.6.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, warrants, covenants and agrees to and with Purchaser as follows:

SECTION 2.1    Organization and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is authorized to conduct business in the jurisdictions in which the Restaurants are located. Such jurisdictions are the only jurisdictions wherein the character of the Real Properties and other Purchased Assets owned or leased or the nature of the business of Seller makes such licensing or qualification to do business necessary. Seller has full power and authority (corporate or otherwise) to own its assets, or hold under lease the real property it presently holds under lease and to carry on the business in which it is engaged at all locations at which it is presently located including, without limitation, operation of the Restaurants at the Real Properties and to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Seller under or in connection with this Agreement, as the case may be, (this Agreement and all other agreements, documents and instruments to be entered into pursuant to this Agreement or in connection herewith including all exhibits and schedules annexed hereto and thereto are collectively referred to herein as the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby.

SECTION 2.2    Governing Instruments. The copies of the Governing Instruments (as defined in Section 10.6) of Seller, and all amendments thereto to date, as certified by the secretary of Seller have heretofore been delivered to Purchaser, and are complete and correct. Seller is not in default in the performance, observance or fulfillment of any of the provisions, terms or conditions of its Governing Instruments.

SECTION 2.3    Due Authorization. All requisite authorizations for the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller have been duly obtained or will be obtained as of the Closing Date. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by the Board of Directors and shareholders of Seller, and no other corporate acts or proceedings on the part of Seller or its shareholders are necessary to authorize the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the other Transaction Documents, upon execution and delivery by Seller, will be the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting creditors rights (collectively "Bankruptcy Laws") and subject to general principles of equity affecting the right to specific performance and injunctive relief.

SECTION 2.4    No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, do not and at Closing will not: (a) violate its Governing Instruments; (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement, indenture, instrument or understanding to which Seller is a party or by which it is bound; (c) violate any judgment, decree, law, rule or regulation to which Seller is a party or by which it is bound; (d) result in the creation of, or give any party the right to create any encumbrance upon the property and assets of Seller; (e) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any agreement or commitment to which Seller is a party or by which Seller is subject or bound; or (f) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to Seller.

SECTION 2.5    Consents. Schedule 2.5 sets forth a list of all consents, approvals or other authorizations which Seller is required to obtain from, and any filing which Seller is required to make with, any governmental authority or agency or any other Person including, but not limited to, consents required from Burger King (the "Burger King Consents") in connection with the execution, delivery and consummation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby (collectively, the "Required Consents").

SECTION 2.6    Financial Statements.

(a)     Seller has delivered to Purchaser (i) its audited financial statements, including the balance sheet of the business operated at the Restaurants as of December 31, 2013, and the related statements of income, shareholders’ equity and cash flows for the fiscal years ended on December 31, 2013, December 31, 2012 and December 31, 2011 (collectively, the “Audited Financial Statements”); and (ii) its unaudited financial statements, including the balance sheet of the business operated at the Restaurants as of June 30, 2014 and the related statements of income, shareholders’ equity and cash flows for the period from January 1, 2014 to said date (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b)     The Financial Statements of Seller referred to in Section 2.6(a) are true, correct and complete, have been prepared in accordance with generally accepted accounting principles consistently applied and accurately present the results of operations of the Restaurants for the periods covered thereby. There has not been any change between the date of the Financial Statements and the date of this Agreement which has materially affected the financial condition, assets, liabilities, results of operations of the Restaurants and, except as set forth in Schedule 2.6(b), no fact or condition exists or is contemplated or threatened which may cause any such change at any time in the future.

(c)    Without limiting the foregoing since last audit date and interim period end date with respect to the Restaurants:

(i)     Seller has not incurred any obligation or liability (absolute or contingent) except current liabilities incurred in the ordinary course of conduct of business and obligations under Contracts entered in the ordinary course of business; and

(ii)     Seller has not paid, loaned or advanced any amounts to, or sold, transferred, leased, subleased or licensed any Real Properties or Purchased Assets to, or entered into any agreement or arrangements with, any Affiliate or associate (and any of such transactions shall have been terminated on or before the Closing Date).

SECTION 2.7    Purchased Assets.

(a)     Seller owns, and will transfer to Purchaser at Closing, good and marketable title to all of its Purchased Assets and Assumed Contracts free and clear of all Liens and leases. All of the Purchased Assets: (i) are, and on the Closing Date will be, in good operating condition and repair, capable of performing the functions for which such items are currently and normally used, normal wear and tear excepted and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs; and (ii) except as set forth on Schedule 2.7(a), conform, and on the Closing Date will conform, to the current standards and specifications of Burger King applicable to franchisees of Burger King restaurants under the terms and conditions set forth in the applicable Franchise Agreements, including, without limitation, Burger King’s “current image” requirements. On the Closing Date, each Restaurant, together with its related Purchased Assets and Real Property, taken as a whole, will constitute a fully operable "turn-key" Burger King restaurant sufficient to permit Seller to obtain the unconditional consent of Burger King to the transfer of the Restaurants to Purchaser and to permit Purchaser to immediately operate the business at such Restaurant as presently being conducted therein.

(b)     Seller will transfer and/or assign to Purchaser at Closing all Warranties, if any, with respect to its Purchased Assets.

SECTION 2.8    Inventory. The Inventory of Seller consists, and at Closing will consist, of items of quality and quantity usable or salable in the ordinary course of business consistent with the current standards and specifications of Burger King applicable to franchisees of Burger King restaurants and shall include current saleable premiums only. At Closing, the Inventory at each Restaurant shall be sufficient for the operation of such Restaurant for at least 48 hours after the Closing Date.

SECTION 2.9    Real Property.

(a)     With respect to any Real Properties, Seller has delivered to Purchaser a true and complete copy of all leases, together with all amendments thereto. To the best of Seller's knowledge, each applicable owner of the Real Properties has good and marketable title in fee simple to such real property free and clear of all Liens except as set forth in Schedule 2.9(a). Seller has no knowledge or information of any facts, circumstances or conditions which do or would in any way adversely affect the Real Properties or the operation thereof or business thereon as presently conducted or as intended to be conducted. At or prior to Closing, Seller shall cause to be discharged of record all Liens against Seller or Seller's interest affecting its Real Properties. Each lease associated with the Real Properties is valid and binding in full force and effect and enforceable in accordance with its terms. There are no existing defaults or offsets which any of the applicable landlords has against the enforcement of its lease of the Real Property and neither Seller nor such landlord is in default under the applicable leases for the Real Property, nor have any events under any such leases for the Real Property occurred which, with the giving of notice or passage of time or both, would constitute a default thereunder by either party thereto.

(b)     To the best of Seller's knowledge, the Real Properties and all improvements located thereon and the present use thereof comply with, constitute a valid non-conforming use, or are operating pursuant to the provisions of a valid variance under all zoning laws, ordinances and regulations of governmental authorities having jurisdiction thereof and, to the best of Seller's knowledge, the construction, use and operation of the Real Properties by Seller are in substantial compliance with all Laws. On or prior to Closing, Seller shall deliver to Purchaser true and complete copies of each certificate of occupancy for each Restaurant and all amendments thereto to date. In the event Seller is unable to provide copies of said certificates, Seller shall deliver documentation from the appropriate municipalities indicating that such certificates are not required or no longer exist in their records. Except as otherwise set forth on Schedule 2.9(b), the Real Properties and the Restaurants located thereon are in a state of good maintenance and repair and are in good operating condition, normal wear and tear excepted, and (i) there are no material, physical or mechanical defects in any of the Real Properties and or Restaurants, including, without limitation, the structural portions of the Real Properties and Restaurants and the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein and all such systems are in good operating condition and repair (normal wear and tear excepted); (ii) there are no ongoing repairs to the Real Properties or Restaurants located thereon being made by or on behalf of Seller or being made by or on behalf of any landlord; and (iii) the roof of each Restaurant is in good condition and free of leaks. Except as otherwise set forth on Schedule 2.9(b), all necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real Properties for the purposes for which they are intended and to which they are presently devoted including, without limitation, for the operation of a Burger King restaurant thereon, have been issued and remain valid. There are no pending or threatened actions or proceedings that might prohibit, restrict or impair such use and occupancy or result in the suspension, revocation, impairment, forfeiture or non-renewal of any such certificates or permits. All notes or notices of violation of any Laws, against or affecting any such Real Properties have been complied with. There are no outstanding correcting work orders from any Federal, State, county, municipal or local government, or the owner of the Real Properties or any insurance company with respect to any such Real Properties.

(c)     There are no condemnation or eminent domain proceedings of any kind whatsoever or proceedings of any other kind whatsoever for the taking of the whole or any part of the Real Properties for public or quasi-public use pending or, to the knowledge of Seller, threatened against the Real Properties.

(d)     The Real Properties and all improvements thereon represent all of the locations at which the Seller conducts business relating to the Restaurants and are, now, and at Closing will be, the only locations where any of the Purchased Assets are or will be located.

(e)     All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or by the normal use and operation of the Real Properties and the Restaurants located thereon are installed to the property lines of the respective Real Properties, are connected pursuant to valid permits, are fully operable and are adequate to service the Real Properties and the Restaurants located thereon and to permit full compliance with all Laws and normal utilization of the Real Properties and the Restaurants located thereon.

(f)     All licenses, permits, certificates, including, without limitation, proof of dedication, required from all governmental agencies having jurisdiction over the Real Properties, and from any other Persons, for the normal use and operation of the Real Properties and the Restaurants located thereon and to ensure adequate vehicular and pedestrian ingress to and egress from the Real Properties and the Restaurants located thereon have been obtained. The Easements are valid and binding, in full force and effect and enforceable in accordance with their respective terms.

SECTION 2.10    Franchise Agreements.

(a)    Seller has delivered to Purchaser a true, complete and correct copy of the Franchise Agreements and all amendments thereto. Seller owns, and at Closing will transfer to Purchaser, its right, title and interest in the Franchise Agreements, free and clear of all Liens. Subject to the written consent of Burger King, which Seller shall obtain and deliver to Purchaser at or prior to the Closing, Seller has the absolute right and authority to sell, assign, transfer and convey the Franchise Agreements, and Seller does not know or has no reason to know of any event which would give rise to a violation or default under the Franchise Agreements.

(b)     Burger King Business Plans, Facility Reports. Prior to Closing Seller shall deliver to Purchaser true and correct copies of all “Facility Inspection Reports or similar documentation (collectively “BKC Reports”) prepared by Burger King personnel for the past three (3) years relating to the operations, repair and maintenance of the Restaurants.

SECTION 2.11    Employment Arrangements.

(a)     Except as required by Law, Seller has no obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, retainer or consulting arrangements, or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement with respect to any person employed by Seller in connection with the businesses operated at the Restaurants (including but not limited to district managers) (collectively “Subject Employees”).

(b)     Except as set forth on Schedule 2.11(b), within the last five (5) years Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements. Except as set forth on Schedule 2.11(b), (i) Seller is in substantial compliance with all applicable Laws, including all Federal and state labor laws, rules and regulations, respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice, charge or complaint against Seller pending or threatened before the National Labor Relations Board; (iii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Seller; (iv) no question concerning representation has been raised or is threatened respecting the employees of Seller; and (v) no grievance which might have an adverse effect on Seller or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist.

(c)     Schedule 2.11(c) sets forth a true and complete list of (i) the names of all manager and assistant managers employed by Seller at the Restaurants as of the date hereof, including both salaried and hourly managers, the date such individuals were first employed by Seller, how long such individuals have been at the particular Restaurants and the salary or hourly wage payable to such persons; (ii) the names of all other persons employed by Seller at the Restaurants as of the date hereof, and the salary or hourly wage payable to each such person; and (iii) the total number of vacation days earned and/or accrued by all persons employed by Seller and the total monetary value of such accrued vacation for all such persons

(“Accrued Vacation Pay”). As of the Closing, Seller shall have terminated all Subject Restaurant Employees and no additional payments shall be due and owing to any Subject Restaurant Employee with respect to any period prior to and including the Closing Date (except for any amount claimed by any Subject Restaurant Employee but which has being denied or contested by the Seller in good faith, which shall be an Excluded Liability) or amounts that Seller shall be obligated to pay (including, without limitation, payments relating to such employees' Accrued Vacation). Seller has complied with all requirements of the Worker Adjustment and Retraining Notification Act of 1988 and has not incurred, nor is reasonably expected to incur, any Losses under such Act.
(d)    Except as set forth on Schedule 2.11(d): (1) no charge against Seller or any of the employees of the Restaurants is pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Authority responsible for the prevention of unlawful employment practices related to the Restaurants; (2) no actions relating to employment or loss of employment from Seller, directly or indirectly, are pending in any Governmental Authority and no such Actions have been threatened against Seller related to the Restaurants; and (3) no notice of intent of any Governmental Authority responsible for the enforcement of labor or employment regulations to conduct an investigation has been received, and no such investigation is in progress.
(e)    Each of the employees at the Restaurants is employed at will and may be terminated at any time by Seller without the payment of any severance or other penalty and without any requirement that any advance notice be given in connection with such termination.
(f)    The Accrued Vacation has been earned and accrued in the ordinary course of Seller's business consistent with past practices.
(g)    Seller is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.
SECTION 2.12    Contracts and Arrangements.

(a)     Except for the Franchise Agreements, leases for the Real Properties, Easements, and Assumed Contracts, all other Seller Contracts are capable of being, and will be, terminated as of the Closing Date at Seller’s sole cost and expense. Seller has no other Contract relating to the Restaurants, Purchased Assets or Real Properties, that will survive the Closing including, without limiting the generality of the foregoing, any (i) Contract for the purchase or sale of Inventory; (ii) Contract for the purchase or sale of supplies, services or other items; (iii) Contract for the purchase, sale or lease of any Restaurant Equipment; (iv) Franchise Agreement or license agreement; and (v) employment or consulting agreement or pension, disability, profit sharing, bonus, incentive, insurance, retirement or other employee benefit agreement.

(b)     Seller has not given any power of attorney (revocable or irrevocable) to any Person for any purpose whatsoever.

SECTION 2.13    Litigation, Compliance with Laws and Consents.

(a)     Except as set forth on Schedule 2.13(a), there are no suits, grievances, complaints, charges, inquiries, proceedings, hearings, demands, notices, demand letters, claims, actions, causes of action or investigations before any court, tribunal, governmental or regulatory authority or any other Person (each an "Action" and, collectively, "Actions") now pending, or, to the knowledge of Seller, in prospect or threatened against, Seller or any of its respective officers, directors or partners, at law or in equity, whether or not fully covered by insurance, in connection with the Purchased Assets, Real Properties, leases for the Real Properties, Assumed Contracts, Restaurants, business, affairs or assets of Seller.

(b)     Seller at all times during the past has been, and at Closing, will be, in substantial compliance in all respects with all laws (whether statutory or otherwise) rules, regulations, orders, ordinances, judgments, injunctions, demands, or decrees of any governmental authority (Federal, state, local or otherwise) (collectively "Laws") applicable to its employees, business, affairs, properties or assets. Neither Seller, nor any officer, director or authorized agent of Seller is in default with respect to, and has not been charged or to its knowledge threatened with, nor is under investigation with respect to any violation of any Laws relating to any aspect of its business, affairs, properties or assets including, but not limited to, the Restaurants, Purchased Assets, Real Properties, leases for the Real Properties or Assumed Contracts.

(c)     Set forth on Schedule 2.13(c) hereto is a list of all licenses, permits, approvals, permissions, qualifications, consents and other authorizations (collectively "Licenses") which are required to be obtained in connection with the ownership, use or operation of the Restaurants, the Purchased Assets or Real Properties ("Required Licenses"). Except as set forth on Schedule 2.13(c), Seller has obtained each of the Required Licenses and each such Required License is, and on the Closing Date will be, validly issued and in full force and effect and there are not now, and at Closing shall not be, any Actions pending, and to Seller's knowledge, any Actions in prospect or threatened, challenging the Required Licenses.

SECTION 2.14    Environmental Matters. Except as set forth in Schedule 2.14 annexed hereto: (i) Seller has obtained all Licenses which are required under any Environmental Laws; (ii) to the best of Seller's knowledge, Seller is in substantial compliance with all terms and conditions of the Required Licenses and is also in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or code, plan, order, decree or judgment relating to public health and safety and pollution or protection of the environment or any notice or demand letter issued, entered, promulgated or approved thereunder; (iii) there are no civil, criminal or administrative Actions pending, or to Seller’s knowledge threatened, against Seller relating in any way to any Environmental Law or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder; and (iv) Seller does not know or have any reason to know of and Seller has not received any notice of any facts, events or conditions which would interfere with or prevent continued compliance with, or give rise to any common law or legal liability under any Environmental Law.

SECTION 2.15    Insurance Policies. Seller has maintained with financially sound and reputable insurers insurance with respect to its properties and business against loss or damage of the kinds customarily insured against, including, but not limited to fire, liability, workers’ compensation or vehicular by reputable companies in the same or similar business, of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances. All of the applicable insurance policies are valid and enforceable and in full force and effect and will be continued in full force and effect up to and including the Closing Date.

SECTION 2.16    Tax Returns. Seller has filed all Federal income tax returns and all state and local income, franchise and sales tax returns and all real property tax returns and any other tax return which was required to be filed as of the date of this Agreement, and will timely file or obtain extensions of time to file all returns which were not required to be filed prior to the date hereof. As of the date hereof, no taxes are past due, no tax liabilities have been assessed or proposed which remain unpaid and all current payroll taxes have been paid. Seller is not aware of any basis upon which any assessment of additional Federal, state or local income or other taxes could be made, and Seller has not signed any extension agreement with the Internal Revenue Service or any other governmental agency or given waiver of a statute of limitations with respect to the payment of taxes for periods for which the statute of limitations has not expired. Seller shall be liable for all tax liabilities in connection with the operation of the Restaurants, the Purchased Assets, the Real Properties, the Easements and Assumed Contracts, which cover periods prior to the Closing Date. Seller shall be liable for all transfer, sales and similar tax liabilities, if any, in connection with the assignment of the leases for the Real Properties and Assumed Contracts, and the transfer of any rights under the Easements. All taxes which Seller is required by law to withhold or collect have been duly withheld or collected and to the extent required have been paid over to the proper governmental authorities on a timely basis or reflected as an obligation on the current Financial Statements of the Seller. Seller is not a “foreign person” as that term is used in Treasury regulation Section 1.1445-2.

SECTION 2.17    Adverse Restrictions. Seller is not subject to any charter, by-law, Lien, lease, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character, or, any law (currently in existence or adopted on or before the Closing Date), rule or regulation, which now is or in the future could be burdensome or which could affect materially adversely the Restaurants or the business conducted therein, Purchased Assets, Real Properties or the lease for the Real Properties, the Easements or Assumed Contracts. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereby will not result in the violation or breach of, default or the creation of any Lien under any of the aforesaid.

SECTION 2.18    Brokers. No broker, finder or selling agent has had a part in bringing about any of the transactions contemplated by this Agreement or the other Transaction Documents (including, but not limited to, the assignment of the Real Properties) and no commission or other fee is due to any party in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 2.20    Material Information. The Financial Statements, this Agreement, the other Transaction Documents and any exhibit, schedule, certificate, or other information, representation, warranty or other document furnished or to be furnished by Seller to Purchaser pursuant to or in connection with any of the foregoing, do not (i) contain, nor will the same contain, any untrue statement of a material fact; or (ii) omit, nor will the same omit, or fail to state, a material fact required to be stated herein or therein or which is necessary to make the statements herein or therein not misleading.

SECTION 2.21    Other Franchise Development Competition.

(a)     Except as set forth in Schedule 2.21(a), Seller has not received any notification from Burger King, and is not otherwise aware of any planned or proposed new development of Burger King restaurants by other franchisees anywhere within the “Restricted Area” (as defined in Section 8.1(a)(i)).

(b)     Except as set forth on Schedule 2.21(b), Seller, has no knowledge of any planned or proposed new development of competing restaurants (such as McDonald’s, Wendy’s, Taco Bell and Subway) anywhere within the “Restricted Area” which, upon opening, could reasonably be expected to cause a decrease in the sales of any Restaurant of greater than five (5%) percent.

SECTION 2.22    Continuing Representations. The representations and warranties of Seller herein contained shall be materially true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents, warrants, covenants and agrees to and with Seller that:

SECTION 3.1    Organization and Corporate Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Purchaser pursuant hereto or in connection herewith and to consummate the transactions contemplated hereby and thereby.

SECTION 3.2    Certificate of Incorporation and By-Laws. Copies of the Articles of Organization of Purchaser and all amendments thereto to date, as certified by the Secretary of Purchaser, have heretofore been delivered to Seller, and are complete and correct as of the date of this Agreement and will be complete and correct as of the Closing Date. Purchaser is not in default in the performance, observance or fulfillment of any of the terms or conditions of its Certificate of Incorporation or By-Laws.

SECTION 3.3    Due Authorization. All requisite authorizations for the execution, delivery, performance and satisfaction of this Agreement and the other Transaction Documents by Purchaser have been duly obtained. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been or will be at the time of Closing duly authorized by the Member of Purchaser and no other corporate acts or proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the other Transaction Documents, upon execution and delivery by Purchaser, will be the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement thereof may be limited by Bankruptcy Laws and subject to the general principles of equity affecting the right to specific performance and injunctive relief.

SECTION 3.4    No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (a) violate its Articles of Organization or Operating Agreement; (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement, indenture, instrument or understanding to which Purchaser is a party or by which it is bound; (c) violate any judgment, decree, law, rule or regulation to which Purchaser is a party or by which it is bound; (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any agreement or commitment to which Purchaser is a party or by which Purchaser is subject or bound; or (e) result in any suspension, revocation, impairment, forfeiture or non-renewal of any license, qualification, authorization or approval applicable to Purchaser.

SECTION 3.5    Consents. Except for the consent of Purchaser’s senior lender and any filings that Purchaser may be required to make with the Securities and Exchange Commission, Purchaser is not required to obtain any consents, approvals or other authorizations or to make any filing with any governmental authority or agency or any other Person in connection with the execution, delivery and consummation of this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

SECTION 3.6    Brokers. No broker, finder or selling agent has had a part in bringing about any of the transactions contemplated by this Agreement or the other Transaction Documents (including, but not limited to, the assignment of the leases) and no commission or other fee is due to any party in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 3.7    Material Information. This Agreement, the other Transaction Documents and any exhibit, schedule, certificate or other information representation, warranty or other document furnished or to be furnished by Purchaser to Seller do not (a) contain, nor will the same contain, any untrue statement of a material fact; or (b) omit, nor will the same omit, or fail to state, a material fact required to be stated herein or therein or which is necessary to make the statements herein or therein not misleading.

SECTION 3.8    Continuing Representations. The representations and warranties of Purchaser herein contained shall be materially true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

ARTICLE IV
COVENANTS OF THE PARTIES

SECTION 4.1    Access to Records and Properties Prior to the Closing Date. Between the date of this Agreement and the Closing Date, Seller shall give Purchaser, its directors, officers, employees, accountants, counsel and other representatives and agents ("Representatives") reasonable access to the premises, properties, employee records, books, financial statements, Contracts, and records of Seller relating to the Restaurants, the Purchased Assets, Real Properties, the Easements and Assumed Contracts, and shall furnish Purchaser with such financial and operating data and other information with respect to the business and properties of Seller as Purchaser shall from time to time reasonably request for such purposes as Purchaser shall require and pertaining to its acquisition of the Restaurants. Any such investigation or examination shall be conducted at reasonable times and upon reasonable notice to Seller. Purchaser shall: (i) be solely responsible for all costs associated with the conduct of its investigations and examinations; (ii) upon completion of its investigations and examinations immediately repair and restore the Real Property to its condition existing immediately prior to the conduct of its investigations and examinations; and (iii) indemnify, defend and hold Seller harmless from and against all liabilities, claims, damages, actions, or losses (threatened or incurred) to the Real Property or anyone on the Property or around the Property as a result of the negligence of the Purchaser, or any of Purchaser’s agents, in performing the investigations and examinations. Notwithstanding inspections, audits or other studies undertaken by or on behalf of Purchaser hereunder or any other due diligence investigation undertaken by or on behalf of Purchaser, Seller shall not be relieved in any way of responsibility for their warranties, representations and covenants set forth in this Agreement.

SECTION 4.2    Operation of the Business of Seller.

(a)     Between the date of this Agreement and the Closing Date, Seller shall conduct the operation of the Restaurants in the ordinary and usual course of business, consistent with past practices and will use its best efforts to preserve intact the present business organization with respect to the Restaurants, to keep available the services of its officers and employees, and to maintain satisfactory relationships with landlords, franchisors, dealers, licensors, licensees, suppliers, contractors, distributors, customers and others having business relations with it and the Restaurants and will maintain the Restaurants, Real Properties, and Purchased Assets in a condition conducive to the operation of the business currently carried on therein.

(b)     Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, Seller will not:

(i)     keep and maintain its books of account and records other than in accordance with generally accepted accounting principles consistent with past practices;

(ii)     amend or restate the leases for the Real Properties, the Franchise Agreements or any Assumed Contract or other material Contract;

(iii)     (A) Increase in any manner the compensation of any of the employees at any of the Restaurants other than in the ordinary course of business, consistent with past practices; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any Plan, whether past or present; or (C) commit itself in relation to the Restaurants, the employees at the Restaurants or the Real Properties, to any new or renewed Plan with or for the benefit of any Person, or to amend any of such Plans or any of such agreements in existence on the date hereof;

(iv)     Permit any of its insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies are in full force and effect providing coverage, in form, substance and amount equal to or greater than the coverage under those canceled, terminated or lapsed for substantially similar premiums;

(v)     Enter into any other Contracts whether written or oral which, individually or in the aggregate, would be material to the Restaurants, Purchased Assets, Real Properties, the Easements or the Assumed Contracts, except Contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice and not in excess of current requirements, or otherwise make any material change in the conduct of the businesses or operations of Seller;

(vi)     Take any action which would result in any of the representations or warranties contained in this Agreement or the other Transaction Documents not being true at and as of the time immediately after such action at and as of the Closing Date, or impair Seller’s ability to perform any of the covenants contained in this Agreement or other Transaction Documents or which would have a materially adverse impact on the transactions contemplated by this Agreement or the Transaction Documents;

(vii)     Operate the Restaurants or otherwise engage in any practices which would materially adversely affect sales at the Restaurants; or

(viii) Agree (in writing or otherwise) to do any of the foregoing.

(c)    From and after the date hereof, Seller or any of its Affiliates will not remove any management personnel (manager and assistant managers) from the Restaurants or relocate such management personnel to any other restaurants owned or operated by Seller or its Affiliates.

(d)     From the date hereof and up to and including the Closing Date, Seller shall use its best efforts to maintain and retain at a minimum one (1) Restaurant Manager position and two (2) Assistant Restaurant Manager positions per Restaurant.

(e)    From the date hereof and up to and including the Closing Date, Seller shall:

(i) maintain all agreements and accounts with suppliers, licensers, licensees, advertisers, distributors, vendors and others having business dealings with or providing services to the Restaurants including, but not limited to trash and garbage removal, snow and ice removal, landscaping and lawn care, utilities, telephone service, internet service, repairs and maintenance, grease removal, and billboard and highway sign agreements and Seller shall not terminate any such agreements or accounts without the Purchaser’s prior written consent not to be unreasonably withheld;

(ii) assist with and provide reasonable cooperation in the orderly transition of all such agreements, business dealings and services to Purchaser;

(iii) provide reasonable cooperation in obtaining the assignment of any of the Assumed Contracts provided that the same are capable of assignment with or without consent; and

(iv)    provide reasonable cooperation in developing transitional plans and arrangements, as may be required, to effect the transition of the Restaurants and related POS, inventory and supporting information systems.

SECTION 4.3    Supplements to Disclosures. Prior to the Closing Date, Seller will promptly supplement or amend the information set forth herein and in the Schedules and Exhibits referred to herein with respect to any material matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described herein or in a Schedule or Exhibit or which is necessary to correct any material information herein or in a Schedule or Exhibit or in any representation and warranty, which has been rendered inaccurate thereby.

SECTION 4.4    No Other Asset Sales. From the date hereof until the Closing Date, Seller shall not, directly or indirectly and whether by means of a sale of assets, sale of stock, merger or otherwise:

(a)     sell, transfer, assign or dispose of, or offer to, or enter into any Contract to sell, transfer assign or dispose, of the Purchased Assets or any interest therein, except for normal operations in the ordinary course of business; or

(b)     encourage, initiate or solicit any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any non-public information to any Person concerning any other sale of the Purchased Assets and Seller shall promptly communicate to Purchaser the substance of any inquiry or proposal concerning any such transaction which may be received.

SECTION 4.5    Regulatory Filings and Consents. From the date hereof until the Closing Date, each of the parties hereto shall furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency and Seller and Purchaser shall use their best efforts to obtain all Licenses and Required Consents from third parties necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each party shall furnish to the other copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Purchaser, Seller, or any of their respective Representatives and agents, on the one hand, and any government agency or authority or third party, on the other hand, with respect to this Agreement and the other Transaction Documents and transactions contemplated hereby and thereby.

SECTION 4.6    Announcements; Confidentiality.

(a)    From the date of this Agreement until Closing, except as required by Law or as otherwise provided herein, no announcement of the existence or terms of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby shall be made publicly or to the employees or customers of Seller, by any party to this Agreement or any of its respective Representatives without the advance written approval of the other party.

(b)     A certain Confidentiality Agreement dated October 3, 2013, has been entered into by and between Purchaser and Seller (the “Confidentiality Agreement”). Seller and Purchaser acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided by such other party pursuant to this Agreement and the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 4.6(b) shall nonetheless continue in full force and effect. At Closing, the Confidentiality Agreement shall remain in full force and effect, other than with respect to Purchaser's obligations relating to the Restaurants and Purchased Assets, which shall terminate at such time.

SECTION 4.7    Limitation of Seller, Actions After Closing. From and after the Closing and thereafter so long as the provisions of Article VII are still applicable, Seller shall not, without the prior written consent of Purchaser: (i) engage in any business which would adversely affect the value of the Purchased Assets or the businesses operated at the Restaurants; or (ii) take any other action or fail to take any action, or allow the occurrence of any event, with respect to Seller's assets, including without limitation, the Real Properties, which could be reasonably expected to materially and adversely affect the value thereof.

SECTION 4.8    Bulk Sales. Not Applicable

SECTION 4.9    Financial Statements and Reports. Between the date hereof and the Closing Date, Seller shall deliver to Purchaser:

(a)     within five (5) business days after the end of each calendar week, a written statement, certified by Seller, of the Gross Sales of each Restaurant for that week; and

(b)     within five (5) business days of their availability, such financial statements relating to each Restaurant as may be prepared by Seller, which shall be prepared on a basis consistent with past practices.

SECTION 4.10    Environmental Matters.

(a)     Purchaser shall, at its sole cost and expense, obtain current "Phase I" environmental site assessments (hereinafter "Phase I's") for each of the Real Properties within forty-five (45) days after the Effective Date, which shall be conducted by a reputable, licensed environmental services company (the "Environmental Company"). The Phase I's shall be prepared by the Environmental Company so that they may be relied upon by both Seller and Purchaser.

(b)     In the event any of the Phase I's shall recommend that a "Phase II" environmental site assessment (hereinafter "Phase II's") be performed, or shall disclose any environmental conditions which Purchaser, in its sole discretion reasonably exercised, believes should be investigated further, Purchaser, at its sole cost and expense and conditioned upon obtaining the consent of Seller, shall cause Phase II's for each Real Property so affected to be performed by the Environmental Company. In connection with any such Phase II Purchaser shall: (i) be solely responsible for all costs associated with the Phase II;

(ii) upon completion of the Phase II immediately repair and restore the Real Property to its condition existing immediately prior to the Phase II; and (iii) indemnify, defend and hold Seller harmless from and against all liabilities, claims, damages, actions, or losses (threatened or incurred) to the Real Property or anyone on the Property or around the Property as a result of the negligence of the Purchaser, or any of Purchaser’s agents, in performing the Phase II.

(c)     In the event that a Phase I or a Phase II shall identify a Real Property which is affected by an environmental condition which requires abatement or remediation or is otherwise subject to a Recognized Environmental Condition (an "Environmentally Damaged Restaurant") or if Seller does not authorize the conduct of a Phase II that Purchaser reasonably believes should be conducted, Purchaser shall have the option, to be exercised within ten (10) days of receipt of such Phase I or Phase II, to elect to have the Environmentally Damaged Restaurant and the Real Property upon which such Restaurant is located, and all other Purchased Assets relating to such Restaurant, withdrawn from this transaction, whereupon the purchase price for the Purchased Assets shall be reduced by an amount (referred to herein as the "Damage Credit") which shall be determined by Purchaser and Seller by taking into account the sales, profitability and location of such Restaurant, as well as any other relevant material facts or factors related to the value of such Restaurant, the Purchased Assets related thereto or the Real Property upon which it is located. In the event Purchaser and Seller are unable to agree upon the Damage Credit, such dispute shall be submitted to arbitration before a single Arbitrator under the rules of the American Arbitration Association located in Chicago, Illinois.

SECTION 4.11    Employee Benefit Matters.

(a)     Seller shall pay to any and all liabilities with respect to any wages, vacation, severance or sick pay, and payroll taxes thereon, or any rights under any stock option, bonus or other incentive arrangements of its respective employees which shall have accrued or been earned by the Subject Employees as of the Closing Date and not paid by Seller. For the purposes hereof, such accrued liabilities shall be determined as if Seller does not terminate the employment of their respective employees on the Closing Date.

(b)     Seller shall assume full responsibility and liability for offering and providing "continuation coverage" to any employee of Seller, and to "qualified beneficiaries" of any employee of Seller or to any qualified beneficiary who incurs a multiple qualifying event after the Closing Date provided that the employee or "qualified beneficiary" incurs a "qualifying event" prior to the Closing Date. The continuation coverage shall be provided under a group health plan of Seller or an affiliate of Seller. The type of coverage shall be that described in Section 4980B(f)(2)(A) of the Code. The continuation coverage shall be provided for the period described in Section 4980B(f)(2)(A) of the Code. "Continuation coverage", "qualified beneficiaries", and "qualifying event" have the meanings given such terms under Section 4980B of the Code. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any "Damages" (as defined in Section 7.2(a) below) arising out of Seller's failure to offer the continuation coverage described herein.

SECTION 4.12    Access to Restaurants Prior to Closing. From the Effective Date and from time to time thereafter and until the Closing, Seller shall give Purchaser and its Representatives access to the Restaurants for the purposes of facilitating Purchaser's conversion of the POS systems and other operational equipment. Such access by Purchaser shall be upon reasonable prior notice and Purchaser agrees to use best efforts to conduct said activities in such manner so as not to unreasonably interfere with the operation of Seller's business. To the extent there is storage space available at the Restaurants and the same shall not cause undue burden on Seller, Purchaser may also, at its sole risk, store its POS and related equipment at the Restaurants.

SECTION 4.13    No Solicitation. During the term of this Agreement, the Seller and any related party or parties acting through or on behalf of Seller shall not (i) solicit, initiate or encourage any inquiries, proposals or offers from any Person for, or enter into any discussions or agreements with any Person with respect to, the acquisition of any interest in the Purchased Assets (an “Acquisition Transaction”), (ii) furnish or cause to be furnished any non-public information concerning the business and operations of Seller with respect to the Purchased Assets to any Person (other than any of the parties hereto and their officers, directors, employees, consultants and agents) or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. The Seller shall promptly notify the Purchaser of any inquiry or proposal received by the Seller with respect to any such Acquisition Transaction. On the Effective Date Seller and Stockholders shall immediately terminate any and all existing discussion, communications or negotiations with any Person other than Purchaser with respect to the Purchased Assets.

SECTION 4.15    Utilities and Contracts. Seller shall terminate all of the Restaurants’ utility accounts effective as of the Closing Date and shall provide such reasonable cooperation, as requested by Purchaser, to establish new utility accounts at the Restaurants in the name of the Purchaser. For the avoidance of doubt, in no event will Seller be required to transfer any utility accounts and/or related deposits to Purchaser.

SECTION 4.16    Termination of Employees. The Seller shall terminate each employee at all Restaurants effective as of the Closing. Seller shall bear any and all obligations and liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. resulting from employment losses pursuant to this Section 4.16. Prior to the Closing, the timing of which shall be jointly agreed to by Seller and Purchaser, Purchaser may contact and make arrangements with any or all of the Subject Restaurant Employees, in the presence of representatives of the Seller, for the purpose of securing their employment by Purchaser immediately after the Closing and for the purpose of ensuring the continuity of the Restaurants after the Closing.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF PARTIES

SECTION 5.1    Conditions to the Obligations of Seller and Purchaser. The obligations of Purchaser and Seller to consummate the transactions contemplated by the Transaction Documents are subject to the satisfaction at or prior to the Closing of the following conditions, except to the extent that any such condition may have been waived in writing by both Seller and Purchaser at or prior to the Closing:

(a)     Impediments to Closing. No Actions shall have been instituted or shall be pending or threatened which questions the validity or legality of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and which could reasonably be expected to damage materially the Purchased Assets or Restaurants if the transactions contemplated hereby or thereby are consummated. No injunction, decree or order shall be in effect prohibiting consummation of the transactions contemplated by this Agreement or the other Transaction Documents or which would make the consummation of such transactions unlawful and no Actions shall have been instituted and remain pending to restrain or prohibit the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 5.2    Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction at or prior to the Closing of the following conditions, except to the extent that any such condition may have been waived in writing by Seller at or prior to the Closing:

(a)     Representations, Warranties and Performance. The representations, warranties, covenants and agreements of Purchaser contained in this Agreement and the other Transaction Documents or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby or thereby shall be true and correct at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date; the Purchaser shall have performed or complied with all agreements and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date; and Seller shall have received a certificate to the foregoing effect dated the Closing Date in form reasonably satisfactory to Seller signed by an officer of Purchaser.

(b)     Governing Instruments. Seller shall have received a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Purchaser certifying, among other things, that attached or appended to such certificate (i) is a true and correct copy of its Certificate of Incorporation and all amendments, if any, thereto as of the date thereof; (ii) is a true and correct copy of its By-Laws; (iii) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution and delivery of this Agreement and each other Transaction Document to be delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and (iv) are the names, the signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, and any certificate, document or other instrument in connection herewith.

(c)     Payment of Purchase Price. Purchaser shall have tendered to Seller the Purchase Price payable at Closing in accordance with Section 1.2(a).

(d)    Required Consents. Seller shall have received all of the Required Consents in form and content satisfactory to Seller in its sole discretion.

(e)     Other Documents. Purchaser shall have delivered to Seller the Consent, Assignment and Assumption of Real Property Leases, the Leases, and each Assumed Contract;

(f)     Certificates. Certificates dated no earlier than thirty (30) days prior to the Closing Date, from appropriate authorities in the State of its jurisdiction of incorporation, as to the good standing of Purchaser;

(g)    Receipt of Inducement Payment. Seller shall have received, on or before the Closing, the Inducement Payment from Burger King in the amount of Two Million One Hundred Thousand and 00/100 Dollars ($2,100,000.00).

(h)     Closing of Concurrent Sales. The transactions between Heartland Midwest LLC, Heartland Indiana LLC and Purchaser referenced on Schedule 5.2(h) attached hereto and made a part hereof (the “Concurrent Transactions”) shall have been closed simultaneous to and in conjunction with the Closing.

SECTION 5.3    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction at or prior to the Closing of the following additional conditions, except to the extent that any such condition may have been waived in writing by Purchaser at or prior to the Closing:

(a)     Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of Seller contained in this Agreement and the other Transaction Documents, or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby or thereby shall be materially true and correct at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; Seller shall have performed or complied with all agreements and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date; and Purchaser shall have received certificates to the foregoing effect dated the Closing Date in form reasonably satisfactory to Purchaser signed by the an officer of Seller.

(b)     Governing Instruments, etc. Purchaser shall have received a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Seller certifying, among other things, that attached or appended to such certificate (i) is a true and correct copy of each Governing Instrument and all amendments if any thereto as of the date thereof; (ii) is a true copy of all corporate actions taken by it, including resolutions of its board of directors and shareholders authorizing the execution and delivery of this Agreement and each other Transaction Document to be delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and (iii) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

(c)     Instruments of Transfer. Seller shall have delivered to Purchaser a bill of sale and assignment ("Bill of Sale") substantially in the form annexed as Exhibit “F” hereto and made a part hereof, the Leases, the Consent, Assignment and Assumption of Real Property Leases, and any other documents of transfer which Purchaser reasonably shall request in order to evidence and effectuate the sale and assignment to Purchaser of the Purchased Assets, the Real Properties, the Assumed Contracts and the consummation of all other transactions contemplated by this Agreement and the other Transaction Documents.

(d)     Consents. Seller shall have obtained, and delivered to Purchaser, copies of the Required Consents applicable to it in form and substance satisfactory to Purchaser.

(e)     No Material Adverse Change. There shall have been no material adverse change, nor any events which could have a material adverse change, in the business, operations, prospects or financial or other condition of any Restaurant or in the respective Purchased Assets or Real Properties from the date hereof to the Closing Date (the "Interim Period").

(f)     Environmental Due Diligence. Purchaser shall have completed its environmental due diligence of the Restaurants, Real Property and Purchased Assets and have received results which are satisfactory to Purchaser in its sole discretion.

(g)    Due Diligence. Purchaser shall have completed its own due diligence investigation of the operation of the business and the Purchase Assets, the Leases and the Real Property, including but not limited to, environmental audits, title review and examination, tax and accounting, financial data, required permits and third party consents, equipment, buildings and structures, easements and restrictions, the results of which shall have been deemed satisfactory in the sole discretion of Purchaser and its Representatives.

(h)     Other Documents. Seller shall have delivered to Purchaser:

(i) each Assumed Contract;

(ii) the Easement Assignments;

(iii) certificates dated no earlier than thirty (30) days prior to the Closing Date, from appropriate authorities in the State of its jurisdiction of incorporation, as to the good standing of Seller;

(vii)     all other documents, instruments and agreements required to be delivered by Seller to Purchaser pursuant to this Agreement and the other Transaction Documents.

(i)     Senior Lender's Consent. Purchaser shall have received, if necessary, the written consent of its senior lender to the transactions contemplated hereby.

ARTICLE VI
DAMAGE OR DESTRUCTION

SECTION 6.1    Damage to or Destruction of Restaurants. If prior to the Closing Date, any of the Restaurants (hereafter referred to as a "Damaged Restaurant") incurs substantial damage or is destroyed by fire or other casualty (whether or not such destruction is covered by insurance) Purchaser shall have the option, to be exercised within ten (10) days of receipt of notice from Seller, to: (i) require the Seller to promptly repair, rebuild and/or replace such Damaged Restaurant at Seller's sole cost and expense; (ii) elect to have the Damaged Restaurants and the Real Property upon which such Restaurant is located, and all other Purchased Assets relating to such Restaurants, withdrawn from this transaction, whereupon the Purchase Price shall be reduced by an amount equal to the Damage Credit or (iii) remove the Damaged Restaurants from this Agreement whereupon a Damage Credit will be applied to the Purchase Price calculated as set forth in Section 4.10(c). In the event Purchaser and Seller are unable to agree upon the Damage Credit, such dispute shall be submitted to arbitration under the rules of the American Arbitration Association in Chicago, Illinois. In the event Purchaser elects to require the Seller to rebuild and/or replace such Restaurant, the Closing shall occur pursuant to this Agreement except a portion of the purchase price equal to the Damage Credit shall be held in escrow by the attorneys for Purchaser pending completion of the repair and/or restoration of the Damaged Restaurant. In the event such restoration or repair is not completed within one hundred eighty (180) days after the date Purchaser has elected to have the Seller proceed with the repair and/or restoration, Purchaser shall have an additional option to withdraw the Damaged Restaurant from this transaction, exercisable within thirty (30) days from the date Purchaser's additional option shall arise, whereupon the Damage Credit shall immediately be paid to Purchaser.

SECTION 6.2    Notification of Damage or Destruction. Seller shall notify Purchaser of any destruction or damage to any of the Real Properties or Purchased Assets within forty eight (48) hours after becoming aware of the casualty.

ARTICLE VII
INDEMNIFICATION

SECTION 7.1    Survival of Representations. The representations and warranties contained in Sections 2.1, 2.3, 2.6, 2.7, 2.9, 2.14, 16, 2.18, 3.1, 3.3 and 3.6 hereof (the "Transactional Reps") will survive the Closing and continue in full force and effect thereafter until thirty (30) days following the end of the applicable statute of limitations. All other representations and warranties in this Agreement will survive the Closing and continue in full force and effect thereafter for a period of twelve (12) months and will thereupon expire together with any right to indemnification for breach thereof. All covenants and agreements shall survive the Closing indefinitely (except for those covenants and agreements required to be performed at or prior to the Closing, which covenants and agreements shall not survive the Closing).

SECTION 7.2    Agreement to Indemnify. Subject to the conditions of this Article VII:

(a)     Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorney's fees, costs and disbursements and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by Seller and its officers, directors and shareholders directly or indirectly, arising out of or resulting from (i) a breach of any representation, warranty, covenant or agreement of Purchaser contained in or made pursuant to this Agreement (including but not limited to enforcement of this Article VII), the other Transaction Documents or the transactions contemplated hereby or thereby or any facts or circumstances constituting such a breach; (ii) any indebtedness, obligation or liability assumed by Purchaser pursuant to Section 1.4(b) hereof; and (iii) the operation, use or ownership of the Restaurants, Purchased Assets, Real Properties, the Easements and Assumed Contracts, during, or which have otherwise accrued from or otherwise relate to, the period of time after the Closing Date; and

(b)     Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its officers, directors and shareholders from and against all Damages asserted against or incurred by Purchaser or such officers, directors and shareholders, directly or indirectly, arising out of or resulting from (i) a breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement (including but not limited to enforcement of this Article VII, the other Transaction Documents or any facts or circumstances constituting such a breach; (ii) any indebtedness, obligations or liabilities of Seller including, but not limited to, any liability or obligation set forth in Section 1.4(a), and the tax liabilities set forth in Section 2.17 other than those expressly assumed by Purchaser hereunder; (iii) a breach of or otherwise arising under any Environmental Law (whether now or hereafter in effect), to the extent the same arises out of any condition or state of facts or otherwise relates to the period of time commencing on the date of possession by the Seller of the Real Property in question and ending on the Closing Date; (iv) the operation, use or ownership of the Restaurants, Purchased Assets, Real Properties, Real Properties, the Easements and Assumed Contracts during, or which have otherwise accrued from or otherwise relate to the period of time prior to the Closing Date; (v) Seller's failure to pay and discharge all claims of creditors which may be asserted against Purchaser by reason of Purchaser's waiver of compliance by Seller of the Bulk Sales Laws; and (vi) any claims made with respect to any Plan.

SECTION 7.3    Conditions of Indemnification. The obligations and liabilities of an indemnifying party under Section 7.2 with respect to Damages for which it must indemnify another party hereunder (collectively, the "Indemnified Claims") shall be subject to the following terms and conditions:

(a)     The indemnified party shall give the indemnifying party notice of any such Indemnified Claim which notice shall set forth in reasonable detail the basis for and amount of the Indemnified Claim, and the circumstances giving rise thereto. If the Indemnified Claim is a third-party claim, the notice must contain a copy of any papers served on the indemnified party.

(b)     If the Indemnified Claim is not a third-party claim, unless within thirty (30) days of receipt by the indemnifying party of notice of the Indemnified Claim the indemnifying party sends written notice to the indemnified party disputing the facts giving rise to the Indemnified Claim or the amount of Damages stated in the notice, the Damages stated in the notice shall become due and payable upon the expiration of such thirty (30) day period. If, however, the indemnifying party disputes the facts, giving rise to the Indemnified Claim or the amount of Damages stated in the notice within such thirty (30) day period and the dispute cannot be resolved within the following ninety (90) days, the dispute shall be submitted to arbitration under the rules of the American Arbitration Association in Chicago, Illinois.

(c)     If the Indemnified Claim is a third-party claim, the indemnifying party may undertake the defense thereof at its own expense by representatives of its own choosing reasonably satisfactory to the indemnified party and will consult with the indemnified party concerning such defense during the course thereof. If the indemnifying party, within thirty (30) days after receipt of notice of any Indemnified Claim (or such shorter period as is necessary to prevent prejudice to the indemnified party, if such thirty (30) day period would prejudice the rights of the indemnified party), fails to defend, the indemnified party (upon further notice to the indemnifying party) will have the right to undertake the defense, compromise or settlement of such Indemnified Claim on behalf of and for the account and risk of and at the expense of the indemnifying party. In addition, if there is a reasonable probability that a third-party Indemnified Claim may materially and adversely affect an indemnified party, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Indemnified Claim.

(d)     Anything in this Section 7.3 to the contrary notwithstanding, neither the indemnifying party nor the indemnified party, as the case may be, may settle or compromise any Indemnified Claim or consent to entry of any judgment in respect thereof, without the written consent of the other, which consent shall not be unreasonably withheld or delayed.

SECTION 7.4    Remedies Cumulative. The remedies provided in this Article VII shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other parties hereto. Either party may, among its other remedies, offset the amount of any Indemnified Claim which becomes due and payable to it or to its shareholders, officers or directors, against any payments to be made or consideration to be paid to the other pursuant to this Agreement or any of the other Transaction Documents.

SECTION 7.5    Certain Limitations. Payments by an indemnifying party pursuant to Section 7.2 in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that neither party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Article VII and that, promptly after the realization of any insurance proceeds, contribution or other similar payment, the Indemnified Party shall reimburse the indemnifying party for such reduction in Damages for which the Indemnified Party was indemnified prior to the realization of reduction of such Damages).

SECTION 7.6    Limitation on Indemnity. None of the Purchaser indemnified parties or the Seller indemnified parties shall be entitled to assert any right to indemnification under Section 7.2 for an individual claim until such claim exceeds One Hundred Thousand Dollars ($100,000.00). The maximum amount that any of the Purchaser indemnified parties or the Seller indemnified parties, either individually or in the aggregate and whether based upon claims made pursuant to this Agreement and/or in conjunction with the Concurrent Transactions, may recover based upon a claim or claims for indemnification (subject to the threshold limitations set forth above) shall be Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00).

SECTION 7.7    Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price. In determining the amount of any indemnification payment for Damages suffered or incurred by an indemnified party, the amount of such Damages shall be (i) increased to take into account any additional tax cost incurred by the indemnified party arising from the receipt of indemnification payments hereunder (“Tax Costs”) and (ii) decreased to take into account any deduction, credit or other tax benefit actually realized by the indemnified party with respect to such Loss (“Tax Benefits”). In computing the amount of any such Tax Cost or Tax Benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Damages. To the extent a Tax Cost or Tax Benefit cannot be determined at the time an indemnity payment would otherwise be due hereunder, the indemnity payment shall be made without taking into account such Tax Cost or Tax Benefit and if and when the Tax Cost or Tax Benefit is actually determined and realized, the parties shall make any payments necessary to cause the indemnity payment to be what it would have been had such Tax Cost or Tax Benefit been determined and realized at the time the indemnity payment was originally made.

ARTICLE VIII
COVENANT NOT TO COMPETE

SECTION 8.1    Covenant Not to Compete.

(a)     For a period of three (3) years from the Closing Date, Seller and its officers or employees covenant and agree that they shall not, directly or indirectly, individually or collectively for its or their own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise:

(i)     own, operate, manage, develop, finance or otherwise engage in or have any interest in any quick service hamburger restaurant or other fast food restaurant with a drive-thru or that does not have table service within a five (5) mile radius of any Restaurant is located (the "Restricted Area");

(ii)     do anything or allow parties within its or their control to do anything which diminishes the value of any of the Restaurants; or

(b)    For a period of two (2) years from the Closing Date, Seller and its officers or employees jointly and severally covenant and agree that it/they will not, directly or indirectly, individually or collectively for its/their own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise solicit or hire for employment or induce or attempt to influence to terminate their employment with the Purchaser of any executive or management level employees of the Restaurants who are employed by or in any of the Restaurants on the Closing Date.

(c)     The provisions of Section 8.1 shall not preclude Seller or any Affiliate of Seller from owning and operating any Burger King restaurant which is owned or operated by Seller or any Affiliate of Seller as of the date of this Agreement.

SECTION 8.2    Geographic Area Reasonable; Reduction of Geographical Area and Time. Seller acknowledges that the restricted period of time and geographical area specified in Section 8.1 hereof are reasonable. Notwithstanding anything herein to the contrary, if the period of time or the geographical area specified under Section 8.1 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and territory of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

SECTION 8.3    Effect of Breach. The parties acknowledge that any breach of this Article VIII will cause Purchaser irreparable harm for which there is no adequate remedy at law, and as a result, Purchaser shall be entitled to the issuance by an arbitrator or court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself restraining Seller or any Affiliate as the case may be, from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy Purchaser may have at law or in equity.

ARTICLE IX
TERMINATION

SECTION 9.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Purchaser;
(b)    by Purchaser by written notice to Seller if: (i) any of the representations and warranties of Seller contained in this Agreement or the Transaction Documents shall fail to be materially true and correct as of the date made and is not cured by Seller within ten (10) days after written notice from Purchaser, or (ii) there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement that is not curable or, if curable, is not cured by Seller within ten (10) days after written notice from Purchaser; or
(c)    by Seller by written notice to Purchaser if: (i) any of the representations and warranties of Purchaser contained in Article III shall fail to be materially true and correct as of the date made and is not cured by Purchaser within ten (10) days after written notice from Seller or (ii) there shall be a breach by Purchaser of any of its respective covenants or agreements in this Agreement that is not curable or, if curable, is not cured by Purchaser within ten (10) days after written notice from Seller; or
(d)    by Purchaser or Seller in the event that:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable; or
(iii)    provided that the terminating party is not in default under this Agreement and further provided that the terminating party has not caused or contributed to the delay, the Closing has not occurred on or prior to the ninety (90) days after the Effective Date.
SECTION 9.2    Effect of Termination; Right to Proceed. In the event of the termination of this Agreement in accordance with this Article, written notice thereof shall be given to the other party or parties specifying the provision pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Purchaser or Seller, except with respect to any breach of this Agreement by such party prior to termination and subject to the right to seek specific performance. Notwithstanding the foregoing, Sections 4.6 and 10.3. Article X and this Section 9.2, shall survive any termination of this Agreement.

ARTICLE X
MISCELLANEOUS

SECTION 10.1    Further Assurances. Each of the parties hereto shall without further consideration execute and deliver to any other party hereto such other instruments of transfer and take such other action as any party may reasonably request to carry out the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 10.2    Waiver and Amendment. No provisions of this Agreement may be amended, supplemented or waived at any time except by a written instrument executed by the parties hereto, or in the case of a waiver, by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 10.3    Remedies. In the event of a default under this Agreement or the Transaction Documents, the aggrieved party may proceed to protect and enforce its rights by a suit for damages, a suit in equity, an action at law or other appropriate proceeding, whether for specific performance, or for an injunction against a violation of any terms hereof or thereof or in aid of the exercise of any right, power or remedy granted thereby or by law, equity, statute or otherwise. The foregoing shall include, but shall not be limited to, allowance for recovery by the aggrieved party of all of its fees and expenses and disbursements incurred by it in connection with the transactions contemplated hereby and in the Transaction Documents, including, without limitation, the reasonable fees and expenses of its counsel, accountants, agents and representatives employed by it. No course of dealing and no delay on the part of any party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such party's rights, powers or remedies. No right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute, or otherwise.

SECTION 10.4    Expenses.    Except as expressly otherwise provided for in this Agreement, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement and the other Transaction Documents, including without limitation all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement, shall be borne solely by the party who shall have incurred the same.

SECTION 10.5    Entire Agreement. This Agreement and the other Transaction Documents and the Exhibits and Schedules referred to herein and therein contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings with respect thereto.

SECTION 10.6    Definitions. For the purposes of this Agreement:

(i)     "Affiliate" shall mean, with respect to any Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons.

(ii)     "Contract" shall mean any contract, agreement, purchase order, sales order, guaranty, option, mortgage, promissory note, assignment, lease, franchise, commitment, understanding or other binding arrangement, whether written, oral, express or implied.

(iii)     "Control", with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with a Contract with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

(iv)    "Governing Instruments" shall mean, with respect to any Person, the certificate of incorporation, articles of incorporation, bylaws, code of regulations or other organizational or governing documents howsoever denominated, and any amendments or modifications thereof, of such Person.

(v)     “Gross Sales” shall have the meaning as set forth in the Burger King Franchise Agreement.

(vi)     "Person" shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative, or a governmental entity or agency thereof.

SECTION 10.7    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.8    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served in writing and delivered personally, sent by facsimile, Federal Express or other reputable overnight courier or sent by certified or registered mail, postage prepaid, return receipt requested, at the addresses set forth below:

(a)    if to Purchaser, to:

Carrols LLC
968 James Street
Syracuse, New York 13203-6969
Attention: Daniel T. Accordino, Chief Executive Officer
Facsimile No.: (315) 475-9616

(b) if to Seller, to:

Heartland Illinois Food Corp.
1400 Opus Place, Suite 900
Downers Grove, Illinois 60515
Attention: K. Todd Bartmess, Chief Executive Officer
Facsimile No.: (630) 598-2280

(c) with a copy to:

ROBERGELAW
12775 Horseferry Road, Suite 200
Carmel, Indiana 46032
Attn: Christopher S. Roberge, Esq.
Facsimile No.: (317) 818-5510

or such other address as any party hereto may, from time to time, designate in a written notice given in a like manner (which change of address shall only be effective upon actual receipt of same by the other party). Notices shall be deemed delivered: (i) three (3) days after the date the same is postmarked if sent by registered or certified mail; (ii) on the date the same is delivered personally; and (iii) the next business day after delivery to a national courier service for next business day delivery.

SECTION 10.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, executor, personal representatives, legal representatives, successors and assigns of the parties hereto, and shall not be assignable by either party without the prior written consent of the other party.

SECTION 10.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to New York’s conflict of laws rules.

SECTION 10.11 Consent to Jurisdiction; Service of Process.     Except with respect to disputes wherein the parties have expressly agreed herein to submit such dispute to arbitration, the parties hereto irrevocably submit exclusively to the jurisdiction of the State Courts in the State of Illinois or the United States Federal Courts sitting in the State of Illinois over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court.

SECTION 10.12    Severability. Whenever possible, each provision in this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 10.13    Counterparts. This Agreement may be executed in one or more counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Agreement, (a) the signature pages taken from separate individually executed counterparts of this Agreement may be combined to form multiple fully executed counterparts and (b) a facsimile signature, PDF signature, or electronic signature shall be deemed to be an original signature. All executed counterparts of this Agreement shall be deemed to be originals, but all such counterparts taken together shall constitute one and the same agreement.

SECTION 10.14    Arbitration.    Whenever this Agreement calls for the submission of any matter to arbitration, the matter shall be determined by binding arbitration before a single arbitrator pursuant to the

Expedited Procedures for Commercial Arbitration of the American Arbitration Association (or its successor) and shall be administered by the American Arbitration Association exclusively in the City of Chicago, State of Illinois. The party requesting arbitration ("Requesting Party") shall simultaneously give written notice to the other party of the Requesting Party's election to have the issue resolved by binding arbitration and file the appropriate request for arbitration with the American Arbitration Association with applicable filing fees. The time period within which the binding arbitration must be held shall be not more than thirty (30) business days after notice by the Requesting Party for binding arbitration unless: (i) otherwise agreed to in writing by Purchaser and Seller (provided that neither shall be required to consent to such extension); (ii) delayed by Force Majeure; or (iii) delayed by the American Arbitration Association through no fault, cause, or request of either Purchaser or Seller. The arbitrator shall have no right to compel any party to breach any existing written agreement or obligation. The arbitrator shall only issue written findings and shall award costs and fees to the prevailing party as provided in Section 10.15 of this Agreement. The judgment rendered by the arbitrator may be entered in any court having jurisdiction thereof and shall be final upon Purchaser and Seller. The cost of the arbitrator and legal fees of both parties shall be paid by the non-prevailing party (as determined pursuant to Section 10.15 of this Agreement). Any arbitration proceedings shall be conducted exclusively in the City of Chicago, State of Illinois. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

SECTION 10.15    Enforcement. If either party hereto fails to perform its obligations under this Agreement, or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement and any action or steps are taken in furtherance thereof including, but not limited to, the commencement of legal proceedings, lawsuits, arbitration, or other proceedings arising out of, relating to, or based in any way on this Agreement, including without limitation, tort actions and actions for injunctive and declaratory relief, the non-prevailing party in the dispute shall pay any and all actual costs and expenses incurred by the prevailing party in enforcing or establishing its rights hereunder, including, without limitation, all court costs, all fees and costs incurred in any appellate process, and all actual attorney’s and paralegal fees. Except as may be agreed by the parties in a settlement agreement, a party shall be considered the prevailing party if (i) it initiated the litigation and obtains the relief sought, either through a judgment or the losing party’s voluntary action before trial or judgment, or (ii) it did not initiate the litigation and the party that initiated the action withdraws its action without obtaining the relief sought, or (iii) it did not initiate the litigation and judgment is entered for the non-initiating party whether by way of motion, trial verdict and/or on appeal.

SECTION 10.16    Force Majeure. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, Laws, adverse weather, unusual delay in transportation or other cause without fault and beyond the control of the party obligated (financial inability excepted), then upon written notice to the other party, the performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay; provided, however, the party requiring such delay shall use commercially reasonable efforts to remedy any such cause of delay or cause preventing performance.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed as of the date first written above.

CARROLS LLC

By:	/s/ Daniel T. Accordino
Name:	Daniel T. Accordino
Title:	Chief Executive Officer

HEARTLAND INDIANA LLC

By:	/s/ K. Todd Bartmess
Name:	K. Todd Bartmess
Title:	Chief Executive Officer